CERTIFICATE OF DESIGNATIONS, PREFERENCES

AND RIGHTS OF SERIES G CONVERTIBLE PREFERRED STOCK

OF

TARONIS TECHNOLOGIES, INC.

Taronis Technologies, Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company (the “Board”) by the Certificate of Incorporation, as amended, of the Company, and pursuant to the provisions of the DGCL, the Board adopted resolutions (i) designating a series of the Company’s previously authorized preferred stock, par value $0.001 per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of three thousand five hundred (3,500) shares of Series G Convertible Preferred Stock of the Company, as follows:

RESOLVED, that the Company is authorized to issue three thousand five hundred (3,500) shares of Series G Convertible Preferred Stock, par value $0.001 per share (the “Series G Preferred Shares”), which shall have the following powers, designations, preferences and other special rights:

(1) RANKING. The Series G Preferred Shares shall rank prior and superior to all of the Common Stock and any other capital stock of the Company with respect to the preferences as to dividends (other than pursuant to TRNF Spin-Off), distributions and payments upon a Liquidation Event (such stock being referred to hereinafter collectively as "Junior Stock"). The rights of the shares of Common Stock and other capital stock of the Company shall be of junior rank to and subject to the preferences and relative rights of the Series G Preferred Shares.

(2) PAYMENTS OF STATED VALUE; PREPAYMENT. If any Series G Preferred Shares remain outstanding on the Maturity Date, the Company shall redeem such Series G Preferred Shares in cash in an amount equal to the Conversion Amount (as defined in Section 5(b)) for each such Series G Preferred Share. The “Maturity Date” shall be November 16, 2020 , as may be extended at the option of each Holder (i) in the event that, and for so long as, a Triggering Event (as defined in Section 6(a)) shall have occurred and be continuing on the Maturity Date (as may be extended pursuant to this Section 2) or any event shall have occurred and be continuing on the Maturity Date (as may be extended pursuant to this Section 2) that with the passage of time and the failure to cure would result in a Triggering Event and (ii) through the date that is ten (10) Business Days after the consummation of a Change of Control in the event that a Change of Control is publicly announced or a Change of Control Notice (as defined in Section 7(b)) is delivered prior to the Maturity Date. Other than as specifically permitted by this Certificate of Designations, the Company may not prepay any portion of the outstanding Stated Value, accrued and unpaid dividends, if any, or accrued and unpaid Late Charges (as defined in Section 25(b)) on Stated Value and dividends, if any.

(3) LIQUIDATION.

(a) Preferential Payment to Holders. In the event of a Liquidation Event, holders of Series G Preferred Shares (each, a “Holder” and collectively, the “Holders”) shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”) upon such Liquidation Event, but before any amount shall be paid to the holders of any Junior Stock, an amount per Series G Preferred Share equal to the Conversion Amount; provided that, if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of other classes or series of preferred stock of the Company, if any, that are of equal rank with the Series G Preferred Shares as to payments of Liquidation Funds (such stock being referred to hereinafter collectively as “Pari Passu Stock”), if any, then each Holder and each holder of any such Pari Passu Stock shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights, as a percentage of the full amount of Liquidation Funds payable to all holders of Series G Preferred Shares and Pari Passu Stock.

(b) Distribution of Remaining Assets. After the foregoing distributions, the Holders shall be entitled, on a pari passu basis with the holders of Common Stock and treating for the purpose thereof all of the Series G Preferred Shares as having been converted into Common Stock pursuant to Section 5, to participate in the distribution of any remaining assets of the Company to the holders of the outstanding Common Stock (without regard to any limitations on conversion). To the extent necessary, the Company shall cause such actions to be taken by any of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section. All the preferential amounts to be paid to the Holders under this Section shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Company to the holders of Junior Stock in connection with a Liquidation Event as to which this Section applies.

(c) Maximum Percentage. Notwithstanding the foregoing, to the extent that a Holder’s right to participate in any liquidation pursuant to this Section 3 would result in such Holder and such Holder’s other Attribution Parties exceeding the Maximum Percentage, if applicable, then such Holder shall not be entitled to participate in such liquidation to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such liquidation (and beneficial ownership) to such extent) and the portion of such liquidation shall be held in abeyance for such Holder until such time or times as its right thereto would not result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, if applicable, at which time or times such Holder shall be granted such rights (and any rights under this Section 3 to be held similarly in abeyance) to the same extent as if there had been no such limitation.

(4) DIVIDENDS.

(a) Except for the TRNF Spin-Off (as defined below), from and after the first date of issuance of any Series G Preferred Shares (the “Issuance Date”), the Holders shall be entitled to receive dividends per Series G Preferred Share when, as and if declared by the Board. In addition, from and after the occurrence and during the continuance of any Triggering Event, dividends shall accrue hereunder at eighteen percent (18.0%) per annum (the “Default Rate”) and shall be computed on the basis of a 360-day year and twelve 30-day months and shall be payable, if applicable, in arrears on the last Business Day of any Calendar Quarter during which dividends accrue hereunder (a “Dividend Date”) to the record holder of the Series G Preferred Shares in cash by wire transfer of immediately available funds pursuant to wire instructions provided by the Holders in writing to the Company. Accrued and unpaid dividends, if any, shall also be payable prior to a Dividend Date by way of inclusion of the dividends in the Conversion Amount (as defined in Section 5(b)(i)) on each (i) Conversion Date (as defined in Section 5(c)(i)) in accordance with Section 5(c)(i) and/or (ii) upon any redemption hereunder occurring prior to the Maturity Date. In the event that an Triggering Event is subsequently cured (and no other Triggering Event then exists (including, without limitation, for the Company’s failure to pay such dividends at the Default Rate on the Maturity Date)), dividends shall cease to accrue hereunder as of the calendar day immediately following the date of such cure; provided that the dividends as calculated and unpaid during the continuance of such Triggering Event shall continue to apply to the extent relating to the days after the occurrence of such Triggering Event through and including the date of such cure of such Triggering Event; provided, further, that for the purpose of this Section 4, such Triggering Event shall not be deemed cured unless and until any accrued and unpaid dividends shall be paid to the Holders.

(b) In addition to the dividends, if any, referred to in Section 4(a), and excepting any dividends pursuant to the TRNF Spin-Off, from and after the Issuance Date, the Holders shall be entitled to receive such dividends paid and distributions made to the holders of Common Stock to the same extent as if such Holders had converted the Series G Preferred Shares into Common Stock (without regard to any limitations on conversion) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividends or distribution to the holders of Common Stock. Following the occurrence of a Liquidation Event and the payment in full to a Holder of its applicable liquidation preference as set forth in Section 3 above, such Holder shall cease to have any rights hereunder to participate in any future dividends or distributions made to the holders of Common Stock. Except pursuant to the TRNF Spin-Off, the Company shall not declare or pay any dividends on any Junior Stock or Pari Passu Stock unless the Holders of Series G Preferred Shares then outstanding shall simultaneously receive dividends on a pro rata basis as if the Series G Preferred Shares had been converted into shares of Common Stock pursuant to Section 5 immediately prior to the record date for determining the stockholders eligible to receive such dividends (without regard to any limitations on conversion). Notwithstanding the foregoing, to the extent that a Holder’s right to participate in any such dividends or distribution pursuant to this Section 4 would result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, then such Holder shall not be entitled to participate in such dividends or distribution to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such dividends or distribution (and beneficial ownership) to such extent) and the portion of such dividends or distribution shall be held in abeyance for such Holder until such time or times as its right thereto would not result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, at which time or times such Holder shall be granted such rights (and any rights under this Section 4 on such initial rights or on any subsequent such rights to be held similarly in abeyance) to the same extent as if there had been no such limitation.

(5) CONVERSION OF SERIES G PREFERRED SHARES. At any time or times after the Issuance Date, the Series G Preferred Shares shall be convertible into shares of Common Stock, on the terms and conditions set forth in this Section 5.

(a) Conversion Right. Subject to the provisions of Section 5(d), at any time or times on or after the thirtieth (30th) calendar day immediately following the Issuance Date (the “Convertibility Date”), any Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount into fully paid and nonassessable shares of Common Stock in accordance with Section 5(c), at the Conversion Rate (as defined below). The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share. The Company shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount.

(b) Conversion Rate. The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 5(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”).

(i) “Conversion Amount” means the sum of (A) the portion of the Stated Value to be converted, redeemed or otherwise with respect to which this determination is being made, (B) accrued and unpaid dividends, if any, with respect to such Stated Value and (C) accrued and unpaid Late Charges, if any, with respect to such Stated Value and dividends.

(ii) “Conversion Price” means, as of any Conversion Date or other date of determination, $2.25, subject to adjustment as provided herein.

(c) Mechanics of Conversion.

(i) Optional Conversion. To convert Series G Preferred Shares into shares of Common Stock on any date on or following the Convertibility Date (each a “Conversion Date”), a Holder shall (A) deliver on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (a “Conversion Notice”) to the Company and (B) if required by Section 5(c)(iv), but without delaying the Company’s requirement to deliver shares of Common Stock on the applicable Share Delivery Date (as defined below), surrender the original certificates representing the Series G Preferred Shares, if any (the “Series G Preferred Stock Certificates”) being converted to a common carrier for delivery to the Company as soon as practicable on or following such date (or an indemnification undertaking with respect to such Series G Preferred Stock Certificates in the case of its loss, theft, destruction or mutilation in compliance with the procedures set forth in Section 27). In lieu of indicating the portion of the Conversion Amount that a Holder elects to convert, such Holder may indicate in a Conversion Notice the number of shares of Common Stock it seeks to receive upon conversion of any portion of such Holder’s Series G Preferred Shares and the reduction of the Conversion Amount pursuant to such conversion shall be determined at the end of such Conversion Date by multiplying such number of shares of Common Stock by the applicable Conversion Price. No ink-original Conversion Notice shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Conversion Notice be required.

(ii) Company’s Response. On or before the first (1st) Business Day following the date of delivery of a Conversion Notice, the Company shall transmit via electronic mail a confirmation of receipt of such Conversion Notice to the applicable Holder and the Company’s transfer agent (the “Transfer Agent”). On or before the earlier of (i) the second (2nd) Trading Day and (ii) the number of Trading Days comprising the Standard Settlement Period, in each case, following the date on which a Holder has delivered a Conversion Notice to the Company (a “Share Delivery Date”), the Company shall (x) provided that the Transfer Agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which such Holder shall be entitled to such Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal At Custodian system or (y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of such Holder or its designee, for the number of shares of Common Stock to which such Holder shall be entitled. If the number of Series G Preferred Shares represented by the Series G Preferred Stock Certificate(s) submitted for conversion, as required by Section 5(c)(iv), is greater than the number of Series G Preferred Shares being converted, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of the Series G Preferred Stock Certificate(s) (the “Preferred Stock Delivery Date”) and at its own expense, issue and deliver to such Holder a new Series G Preferred Stock Certificate representing the number of Series G Preferred Shares not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Series G Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the applicable Conversion Date, irrespective of the date such Conversion Shares are credited to such Holder’s account with DTC or the date of delivery of the certificates evidencing such Conversion Shares, as the case may be.

(iii) Company’s Failure to Timely Convert. If the Company shall fail on or prior to the applicable Share Delivery Date to issue and deliver a certificate to a Holder, if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program or if converted, at a time when the Conversion Shares are not subject to an effective resale registration statement in favor of the Holder and Rule 144 would not be available for immediate resale of the Conversion Shares by such Holder, or credit such Holder’s balance account with DTC, if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program and (a) the Conversion Shares are subject to an effective resale registration statement in favor of such Holder or (b) if converted at a time when Rule 144 would be available for immediate resale of the Conversion Shares by such Holder, for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion of any Conversion Amount (a “Conversion Failure”), then (A) the Company shall pay damages to such Holder for each Trading Day of such Conversion Failure in an amount equal to 1.5% of the product of (1) the sum of the number of shares of Common Stock not issued to such Holder on or prior to the Share Delivery Date and to which such Holder is entitled, and (2) any trading price of the Common Stock selected by such Holder in writing as in effect at any time during the period beginning on the applicable Conversion Date and ending on the applicable Share Delivery Date and (B) such Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any portion of such Holder’s Series G Preferred Shares that has not been converted pursuant to such Conversion Notice; provided that the voiding of a Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 5(c)(iii) or otherwise. In addition to the foregoing, if the Company shall fail on or prior to the applicable Share Delivery Date to issue and deliver a certificate to a Holder, if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, or credit such Holder’s balance account with DTC, if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion of any Conversion Amount or on any date of the Company’s obligation to deliver shares of Common Stock as contemplated pursuant to clause (y) below, and if on or after such Trading Day such Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by such Holder of Common Stock issuable upon such conversion that such Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Trading Days after such Holder’s request and in such Holder’s discretion, either (x) pay cash to such Holder in an amount equal to such Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to issue and deliver such certificate or credit such Holder’s balance account with DTC for the shares of Common Stock to which such Holder is entitled upon such Holder’s conversion of the applicable Conversion Amount shall terminate, or (y) promptly honor its obligation to deliver to such Holder a certificate or certificates representing such shares of Common Stock or credit such Holder’s balance account with DTC for such shares of Common Stock and pay cash to such Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the price at which the sell order giving rise to such purchase obligation was executed.

(iv) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of Series G Preferred Shares in accordance with the terms hereof, a Holder shall not be required to physically surrender the certificate representing the Series G Preferred Shares to the Company unless (A) the full or remaining number of Series G Preferred Shares represented by the certificate are being converted or (B) a Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of Series G Preferred Shares upon physical surrender of any Series G Preferred Shares. Each Holder and the Company shall maintain records showing the number of Series G Preferred Shares so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holders and the Company, so as not to require physical surrender of the certificate representing the Series G Preferred Shares upon each such conversion. If the Company does not update its records to record such Stated Value, dividends and Late Charges converted and/or paid (as the case may be) and the dates of such conversions and/or payments (as the case may be) within two (2) Business Days of such occurrence, then the Company’s records shall be automatically deemed updated to reflect such occurrence. In the event of any dispute or discrepancy, such records of the Company establishing the number of Series G Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if Series G Preferred Shares represented by a certificate are converted as aforesaid, a Holder may not transfer the certificate representing the Series G Preferred Shares unless such Holder first physically surrenders the certificate representing the Series G Preferred Shares to the Company, whereupon the Company will forthwith issue and deliver upon the order of such Holder a new certificate of like tenor, registered as such Holder may request, representing in the aggregate the remaining number of Series G Preferred Shares represented by such certificate. A Holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Series G Preferred Shares, the number of Series G Preferred Shares represented by such certificate may be less than the number of Series G Preferred Shares stated on the face thereof. Each certificate for Series G Preferred Shares shall bear the following legend:

ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY’S CERTIFICATE OF DESIGNATIONS RELATING TO THE SERIES G PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 5(c)(iv) THEREOF. THE NUMBER OF SERIES G PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF SERIES G PREFERRED SHARES STATED ON THE FACE HEREOF PURSUANT TO SECTION 5(c)(iv) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE SERIES G PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE.

(v) Pro Rata Conversion; Disputes. In the event the Company receives a Conversion Notice from more than one Holder for the same Conversion Date and the Company can convert some, but not all, of such Series G Preferred Shares submitted for conversion, the Company, subject to Section 5(d), shall convert from each Holder electing to have Series G Preferred Shares converted on such date, a pro rata amount of such Holder’s Series G Preferred Shares submitted for conversion based on the Stated Value of Series G Preferred Shares submitted for conversion on such date by such Holder relative to the Stated Value of all Series G Preferred Shares submitted for conversion on such date. In the event of a dispute as to the number of shares of Common Stock issuable to a Holder in connection with a conversion of Series G Preferred Shares, the Company shall issue to such Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 24.

(d) Conversion Limitations.

(i) Beneficial Ownership. Notwithstanding anything to the contrary contained herein, the Company shall not issue any shares of Common Stock pursuant to the terms of this Certificate of Designations, and no Holder shall not have the right to any shares of Common Stock otherwise issuable pursuant to the terms of this Certificate of Designations and such issuance shall be null and void and treated as if never made, to the extent that after giving effect to such issuance, such Holder together with the other Attribution Parties collectively would beneficially own in excess of 4.99% or 9.99%, as the Buyers shall have indicated on their respective signature pages attached to the Securities Purchase Agreement or as any subsequent transferee of Series G Preferred Shares indicates in a written notice to the Company (as applicable, the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such issuance. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by a Holder and its other Attribution Parties shall include the number of shares of Common Stock held by such Holder and all other Attribution Parties plus the number of shares of Common Stock issuable upon conversion of the Series G Preferred Shares with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted Series G Preferred Shares beneficially owned by such Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred stock or warrants, including the Warrants) beneficially owned by such Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 5(d)(i). For purposes of this Section 5(d)(i), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of determining the number of outstanding shares of Common Stock a Holder may acquire upon the conversion of Series G Preferred Shares without exceeding the Maximum Percentage, such Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). If the Company receives a Conversion Notice from a Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall notify such Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Conversion Notice would otherwise cause such Holder’s beneficial ownership, as determined pursuant to this Section 5(d)(i), to exceed the Maximum Percentage, such Holder must notify the Company of a reduced number of shares of Common Stock to be purchased pursuant to such Conversion Notice. For any reason at any time, upon the written or oral request of any Holder, the Company shall within one (1) Trading Day confirm orally and in writing or by electronic mail to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Series G Preferred Shares, by such Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to a Holder upon conversion of such Holder’s Series G Preferred Shares results in such Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the Exchange Act), the number of shares so issued by which such Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and such Holder shall not have the power to vote or to transfer the Excess Shares. Upon delivery of a written notice to the Company, any Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to such Holder and its other Attribution Parties and not to any other holder of Series G Preferred Shares that is not an Attribution Party of such Holder. For purposes of clarity, the shares of Common Stock issuable with respect to the Series G Preferred Shares in excess of the Maximum Percentage shall not be deemed to be beneficially owned by a Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 5(d)(i) to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 5(d)(i) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of Series G Preferred Shares.

(ii) Principal Market Regulation. The Company shall not be obligated to issue any shares of Common Stock pursuant to the terms of this Certificate of Designations, and the Holders shall not have the right to receive pursuant to the terms of this Certificate of Designations any shares of Common Stock, to the extent the issuance of such shares of Common Stock would exceed the aggregate number of shares of Common Stock which the Company may issue pursuant to the terms of the Securities Purchase Agreement and this Certificate of Designations without breaching the Company’s obligations under the rules or regulations of the Principal Market (the “Exchange Cap”), except that such limitation shall not apply in the event that the Company obtains the approval of its stockholders as required by the applicable rules of the Principal Market for issuances of Common Stock in excess of such amount. Until such approval is obtained, no Buyer shall be issued in the aggregate, pursuant to the terms of the Securities Purchase Agreement and this Certificate of Designations, shares of Common Stock in an amount greater than the product of the Exchange Cap multiplied by a fraction, the numerator of which is the number of Series G Preferred Shares issued to such Buyer pursuant to the Securities Purchase Agreement on the Issuance Date and the denominator of which is the aggregate number of all Series G Preferred Shares issued to the Buyers pursuant to the Securities Purchase Agreement on the Issuance Date (with respect to each Buyer, the “Exchange Cap Allocation”). In the event that any Buyer shall sell or otherwise transfer any of such Buyer’s Series G Preferred Shares, the transferee shall be allocated a pro rata portion of such Buyer’s Exchange Cap Allocation with respect to such portion of such Series G Preferred Shares transferred, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee. In the event that any Holder shall convert all of such Holder’s Series G Preferred Shares and Series G Preferred Shares into a number of shares of Common Stock which, in the aggregate, is less than such Holder’s Exchange Cap Allocation, then the difference between such Holder’s Exchange Cap Allocation and the number of shares of Common Stock actually issued to such Holder shall be allocated to the respective Exchange Cap Allocations of the remaining Holders on a pro rata basis in proportion to the Stated Value of Preferred Shares then held by each such Holder. In the event that the Company is prohibited from issuing any shares of Common Stock for which a Conversion Notice has been delivered as a result of the operation of this Section 5(d)(ii), the Company shall within two (2) Trading Days of the applicable attempted conversion pay cash in exchange for cancellation of the Conversion Amount that is subject to such Conversion Notice, at a price per share of Common Stock that would have been issuable upon such conversion if this Section 5(d)(ii) were not in effect, equal to the greater of (x) the Closing Sale Price of the Common Stock and (y) the arithmetic average of the Closing Sale Prices of the Common Stock during the five (5) Trading Days, in each case, immediately preceding the applicable attempted exercise (or if any such date is not a Trading Day, the last Trading Day prior to such date).

(e) Adjustments to Conversion Price. The Conversion Price will be subject to adjustment from time to time as provided in this Section 5(e).

(i) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time on or after the Subscription Date subdivides (by any stock split, stock dividend (other than pursuant to the TRNF Spin-Off), recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time on or after the Subscription Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment under this Section 5(e)(i) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(ii) Voluntary Adjustment by Company. Subject to the prior approval of the Principal Market, or if the Principal Market is not as of the applicable date of determination the principal trading market of the Common Stock, such other applicable Eligible Market that then serves as the principal trading market of the Common Stock, the Company may at any time, with the prior written consent of the Required Holders, reduce the then current Conversion Price to any amount and for any period of time deemed appropriate by the Board.

(6) RIGHTS UPON TRIGGERING EVENT.

(a) Triggering Event. Each of the following events or failure to comply therewith shall constitute a “Triggering Event”:

(i) the shares of Common Stock issued and issuable with respect to the Series G Preferred Shares shall be issued or issuable without restrictive legends and eligible for immediate sale without restriction or limitation pursuant to Rule 144 and Section 3(a)(9) of the Securities Act without the requirement to be in compliance with Rule 144(c)(1) and without the need for registration under any applicable federal or state securities laws;

(ii) (A) the suspension of the Common Stock from trading on an Eligible Market for a period of two (2) consecutive Trading Days or for more than an aggregate of ten (10) Trading Days in any 365-day period or (B) the failure of the Common Stock to be listed on an Eligible Market;

(iii) the Company’s (A) failure to cure a Conversion Failure by delivery of the required number of shares of Common Stock within five (5) Business Days after the applicable Conversion Date or (B) notice, written or oral, to any Holder, including by way of public announcement, or through any of its agents, at any time, of its intention not to comply with a request for conversion of any Series G Preferred Shares into shares of Common Stock that is tendered in accordance with the provisions of this Certificate of Designations, other than pursuant to Section 5(d);

(iv) at any time following the fifth (5th) consecutive Business Day that the Holder’s Authorized Share Allocation is less than the Holder’s Pro Rata Amount of the Required Reserve Amount (as defined in Section 12(a));

(v) the Company’s failure to pay to such Holder any amount of Stated Value, dividends, Late Charges, Redemption Price or other amounts when and as due under this Certificate of Designations or any other Transaction Document, except, in the case of a failure to pay dividends and/or Late Charges when and as due, in which case only if such failure continues for a period of at least an aggregate of two (2) Business Days;

(vi) the occurrence of any default (after lapse of any applicable cure periods) under, redemption of or acceleration prior to maturity of at least an aggregate of $100,000 of Indebtedness of the Company or any of its Subsidiaries;

(vii) the Company or any of its Subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

(viii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any of its Subsidiaries in an involuntary case, (B) appoints a Custodian of the Company or any of its Subsidiaries or (C) orders the liquidation of the Company or any of its Subsidiaries;

(ix) a final judgment or judgments for the payment of money aggregating in excess of $100,000 are rendered against the Company or any of its Subsidiaries and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $100,000 amount set forth above so long as the Company provides the Holders a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holders) to the effect that such judgment is covered by insurance or an indemnity and the Company or such Subsidiary (as the case may be) will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment;

(x) other than as specifically set forth in another clause of this Section 6(a), the Company or any of its Subsidiaries breaches any representation, warranty, covenant or other term or condition of any Transaction Document, except, in the case of a breach of a covenant or other term or condition of any Transaction Document which is curable, only if such breach remains uncured for a period of five (5) consecutive Business Days;

(xi) any breach or failure in any respect to comply with either Sections 15 or 16 of this Certificate of Designations;

(xii) any material damage to, or loss, theft or destruction of, any material amount of property of the Company, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of the Company or any Subsidiary, if any such event or circumstance would reasonably be expected to have a Material Adverse Effect;

(xiii) a false or inaccurate certification (including a false or inaccurate deemed certification) by the Company that the Equity Conditions are satisfied or that there has been no Equity Conditions Failure or as to whether any Triggering Event has occurred; or

(xiv) any Material Adverse Effect occurs.

(b) Redemption Right. Upon the occurrence of a Triggering Event, the Company shall within one (1) Business Day deliver written notice thereof via electronic mail (a “Triggering Event Notice”) to the Holders. At any time after the earlier of a Holder’s receipt of a Triggering Event Notice and a Holder becoming aware of a Triggering Event, such Holder may require the Company to redeem (an “Triggering Event Redemption”) all or any portion of such Holder’s Series G Preferred Shares by delivering written notice thereof (the “Triggering Event Redemption Notice”) to the Company, which Triggering Event Redemption Notice shall indicate the number of such Holder’s Series G Preferred Shares that such Holder is electing to require the Company to redeem. Each Series G Preferred Share subject to redemption by the Company pursuant to this Section 6(b) shall be redeemed by the Company in cash by wire transfer of immediately available funds at a price equal to the greater of (x) 118% of the Conversion Amount being redeemed and (y) the product of (A) the Conversion Amount being redeemed and (B) the quotient determined by dividing (I) the greatest Closing Sale Price of the shares of Common Stock during the period beginning on the date immediately preceding such Triggering Event and ending on the date such Holder delivers the Triggering Event Redemption Notice, by (II) the lowest Conversion Price in effect during such period (the “Triggering Event Redemption Price”). Redemptions required by this Section 6(b) shall be made in accordance with the provisions of Section 13. To the extent redemptions required by this Section 6(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Series G Preferred Shares by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 6, but subject to Section 5(d), until the Triggering Event Redemption Price is paid in full, the Conversion Amount submitted for redemption under this Section 6(b) may be converted, in whole or in part, by a Holder into Common Stock pursuant to Section 5. The parties hereto agree that in the event of the Company’s redemption of any Series G Preferred Shares under this Section 6(b), each Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for such Holder. Accordingly, any Triggering Event redemption premium due under this Section 6(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of a Holder’s actual loss of its investment opportunity and not as a penalty.

(7) RIGHTS UPON FUNDAMENTAL TRANSACTION AND CHANGE OF CONTROL.

(a) Assumption. If, at any time while any Series G Preferred Shares are outstanding, a Fundamental Transaction occurs or is consummated, then, upon any subsequent conversion of any Series G Preferred Shares, the Holders shall have the right to receive, for each share of Common Stock that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, at the option of such Holder (without regard to any limitation in Section 5(d) on the conversion of the Series G Preferred Shares), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by such holder of the number of shares of Common Stock for which such Holder’s Series G Preferred Shares is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 5(d) on the conversion of the Series G Preferred Shares). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of the Series G Preferred Shares following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Certificate of Designations in accordance with the provisions of this Section 7(a) pursuant to written agreements in form and substance reasonably satisfactory to the Holders and approved by the Holders (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of each Holder, deliver to such Holder in exchange for such Holder’s Series G Preferred Shares a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Certificate of Designations governing shares of preferred stock of the Successor Entity which are convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of such Holder’s Series G Preferred Shares (without regard to any limitations on the conversion set forth in this Certificate of Designations) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of the Series G Preferred Shares immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holders. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designations referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Certificate of Designations with the same effect as if such Successor Entity had been named as the Company herein.

(b) Redemption Right. No sooner than twenty (20) days nor later than fifteen (15) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via electronic mail to the Holders (a “Change of Control Notice”). At any time during the period beginning on the earlier to occur of (x) any oral or written agreement by the Company or any of its Subsidiaries, upon consummation of which the transaction contemplated thereby would reasonably be expected to result in a Change of Control, (y) a Holder becoming aware of a Change of Control if the Change of Control Notice is not delivered to such Holder in accordance with the immediately preceding sentence (as applicable) and (z) a Holder’s receipt of a Change of Control Notice and ending twenty (20) Trading Days after the date of the consummation of such Change of Control, such Holder may require the Company to redeem (a “Change of Control Redemption”) all or any portion of such Holder’s Series G Preferred Shares by delivering written notice thereof (“Change of Control Redemption Notice”) to the Company, which Change of Control Redemption Notice shall indicate the Conversion Amount such Holder is electing to require the Company to redeem. Any Series G Preferred Shares subject to redemption pursuant to this Section 7(b) shall be redeemed by the Company in cash by wire transfer of immediately available funds at a price equal to greater of (i) 118% of the Conversion Amount being redeemed and (ii) the product of (A) the Conversion Amount being redeemed and (B) the quotient determined by dividing (1) the greatest Closing Sale Price of the shares of Common Stock during the period beginning on the date immediately preceding the earlier to occur of (x) the consummation of the Change of Control and (y) the public announcement of such Change of Control and ending on the date the Holder delivers the Change of Control Redemption Notice, by (II) the lowest Conversion Price in effect during such period (the “Change of Control Redemption Price”). Redemptions required by this Section 7(b) shall be made in accordance with the provisions of Section 13 and shall have priority to payments to stockholders in connection with a Change of Control. To the extent redemptions required by this Section 7(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Series G Preferred Shares by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 7(b), but subject to Section 5(d), until the Change of Control Redemption Price is paid in full, the Conversion Amount submitted for redemption under this Section 7(b) may be converted, in whole or in part, by a Holder into shares of Common Stock pursuant to Section 5. The parties hereto agree that in the event of the Company’s redemption of any portion of the Series G Preferred Shares under this Section 7(b), the Holders’ damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holders. Accordingly, any Change of Control redemption premium due under this Section 7(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holders’ actual loss of its investment opportunity and not as a penalty.

(8) PURCHASE RIGHTS. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to all record holders of any class of Common Stock (the “Purchase Rights”), then the Holders will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series G Preferred Shares (without taking into account any limitations or restrictions on the convertibility of the Series G Preferred Shares) immediately prior to the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that to the extent that a Holder’s right to participate in any such Purchase Right would result in such Holder and the other Attribution Parties exceeding the Maximum Percentage, then such Holder shall not be entitled to participate in such Purchase Right to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Purchase Right (and beneficial ownership) to such extent) and such Purchase Right to such extent shall be held in abeyance for such Holder until such time or times as its right thereto would not result in such Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times such Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right to be held similarly in abeyance) to the same extent as if there had been no such limitation).

(9) OPTIONAL REDEMPTION AT THE HOLDER’S ELECTION. At any time or times after the six (6) month anniversary of the Issuance Date, each Holder shall have the right, in its sole and absolute discretion, to require that the Company redeem (a “Holder Optional Redemption”) all or any portion of the Conversion Amount of such Holder’s Series G Preferred Shares then outstanding by delivering written notice thereof (a “Holder Optional Redemption Notice” and the date such Holder delivers such notice to the Company, a “Holder Optional Redemption Notice Date”) to the Company which notice shall state (i) the number of Series G Preferred Shares that is being redeemed by such Holder, (ii) the date on which such Holder Optional Redemption shall occur, which date shall be the third (3rd) Trading Day from the applicable Holder Optional Redemption Notice Date (a “Holder Optional Redemption Date”) and (iii) the wire instructions for the payment of the applicable Holder Optional Redemption Price (as defined below) to such Holder. The portion of such Holder’s Series G Preferred Shares subject to redemption pursuant to this Section 9 shall be redeemed by the Company in cash at a price equal to the Conversion Amount being redeemed, including, without limitation, any accrued and unpaid Dividends on such Conversion Amount and any accrued and unpaid Late Charges (as defined in Section 25(b)) on such Conversion Amount and Dividends, if any, through the applicable Holder Optional Redemption Date (a “Holder Optional Redemption Price”). Holder Optional Redemptions made pursuant to this Section 9 shall be made in accordance with Section 13. To the extent redemptions required by this Section 9 are deemed or determined by a court of competent jurisdiction to be prepayments of the Series G Preferred Shares by the Company, such redemptions shall be deemed to be voluntary prepayments. The parties hereto agree that in the event of the Company’s redemption of any portion of a Holder’s Series G Preferred Shares under this Section 9, such Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for such Holder.

(10) OPTIONAL REDEMPTION AT THE COMPANY’S ELECTION. At any time after the Issuance Date, the Company shall have the right to redeem all, but not less than all, of the Conversion Amount then remaining under the Series G Preferred Shares (the “Company Optional Redemption Amount”) as designated in the Company Optional Redemption Notice on the Company Optional Redemption Date (each as defined below) (the “Company Optional Redemption”). The Series G Preferred Shares subject to redemption pursuant to this Section 10 shall be redeemed by the Company on the Company Optional Redemption Date in cash by wire transfer of immediately available funds pursuant to wire instructions provided by the Holders in writing to the Company at a price equal to: (i) so long as there has been no Equity Conditions Failure during the period beginning on the Company Optional Redemption Notice Date (as defined below) through the Company Optional Redemption Date (as defined below), the Conversion Amount to be redeemed and (ii) if an Equity Conditions Failure occurs (which is not waived in writing by such Holder) at any time during the period beginning on the Company Optional Redemption Notice Date through the Company Optional Redemption Date (the “Company Optional Redemption Interim Period”), the greater of (x) the Conversion Amount to be redeemed and (y) the product of (A) the Conversion Amount being redeemed and (B) the quotient determined by dividing (I) the greatest Closing Sale Price of the shares of Common Stock during the period beginning on the date immediately preceding the Company Optional Redemption Notice Date and ending on the Company Optional Redemption Date, by (II) the lowest Conversion Price in effect during such period (the price set forth in the foregoing clause (i) or (i), as applicable, the “Company Optional Redemption Price”). The Company may exercise its right to require redemption under this Section 10 by delivering a ten (10) Trading Days prior written notice thereof via electronic mail to all, but not less than all, of the Holders (the “Company Optional Redemption Notice” and the date all of the Holders received such notice is referred to as the “Company Optional Redemption Notice Date”). The Company Optional Redemption Notice shall be irrevocable. The Company Optional Redemption Notice shall (i) state the date on which the Company Optional Redemption shall occur (the “Company Optional Redemption Date”), which date shall be the tenth (10th) Trading Day immediately following the Company Optional Redemption Notice Date, (ii) state the aggregate Conversion Amount of the Series G Preferred Shares which the Company has elected to be subject to Company Optional Redemption from the Holders pursuant to this Section 10 on the Company Optional Redemption Date, (iii) state the applicable Company Optional Redemption Price in the event: (x) no Equity Conditions Failure occurs during the Company Optional Redemption Interim Period and (y) an Equity Conditions Failure has occurred or will occur (which is not waived in writing by a Holder) during the Company Optional Redemption Interim Period. If the Company confirmed that there was no such Equity Conditions Failure as of the Company Optional Redemption Notice Date but an Equity Conditions Failure occurs at any time during the Company Optional Redemption Interim Period, the Company shall provide the Holders a subsequent written notice to that effect. Notwithstanding anything to the contrary in this Section 10, until the Company Optional Redemption Price is paid, in full, the Company Optional Redemption Amount may be converted, in whole or in part, by the Holder into shares of Common Stock pursuant to Section 5. All Conversion Amounts converted by a Holder after the Company Optional Redemption Notice Date shall reduce the Company Optional Redemption Amount of such Holder’s Series G Preferred Shares required to be redeemed on the Company Optional Redemption Date, unless such Holder otherwise indicates in the applicable Conversion Notice. Company Optional Redemptions made pursuant to this Section 10 shall be made in accordance with Section 13. To the extent redemptions required by this Section 10 are deemed or determined by a court of competent jurisdiction to be prepayments of the Series G Preferred Shares by the Company, such redemptions shall be deemed to be voluntary prepayments. The parties hereto agree that in the event of the Company’s redemption of any portion of a Holder’s Series G Preferred Shares under this Section 10, such Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for such Holder. If the Company elects to cause a Company Optional Redemption pursuant to Section 10, then it must simultaneously take the same action in the same proportion with respect to all Holders.

(11) NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designations, and will at all times in good faith carry out all of the provisions of this Certificate of Designations and take all action as may be required to protect the rights of the Holders.

(12) RESERVATION OF AUTHORIZED SHARES.

(a) Reservation. The Company shall have sufficient authorized and unissued shares of Common Stock for each of the Series G Preferred Shares equal to not less than 100% of the number of shares of Common Stock necessary to effect the conversion at the Conversion Rate (without regard to any limitations herein on any such conversion) with respect to the Conversion Amount of each such Series G Preferred Share as of the Issuance Date (the "Required Reserve Amount"). The Company shall, so long as any of the Series G Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversions of the Series G Preferred Shares, such number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Series G Preferred Shares then outstanding; provided that at no time shall the number of shares of Common Stock so reserved shall at no time be less than the Required Reserve Amount. The initial number of shares of Common Stock reserved for conversions of the Series G Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the Holders based on the number of Series G Preferred Shares held by each Holder at the time of issuance of the Series G Preferred Shares or increase in the number of reserved shares, as the case may be (the "Authorized Share Allocation"). In the event a Holder shall sell or otherwise transfer any of such Holder’s Series G Preferred Shares, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Series G Preferred Shares (other than pursuant to a transfer of Series G Preferred Shares in accordance with the immediately preceding sentence) shall be allocated to the remaining Holders of Series G Preferred Shares, pro rata based on the number of Series G Preferred Shares then held by such Holders.

(b) Insufficient Authorized Shares. If at any time while any of the Series G Preferred Shares remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Series G Preferred Shares at least a number of shares of Common Stock equal to the Required Reserve Amount (an "Authorized Share Failure"), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Series G Preferred Shares then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its Board of Directors to recommend to the stockholders that they approve such proposal. Notwithstanding the foregoing, if during any such time of an Authorized Share Failure, the Company is able to obtain the written consent of a majority of the shares of its issued and outstanding Common Stock to approve the increase in the number of authorized shares of Common Stock, the Company may satisfy this obligation by obtaining such consent and submitting for filing with the SEC an Information Statement on Schedule 14C. If, upon any conversion of the Series G Preferred Shares, the Company does not have sufficient authorized shares to deliver in satisfaction of such conversion, then unless a Holder elects to rescind such attempted conversion, such Holder may require the Company to pay to the Holder within three (3) Trading Days of the applicable attempted conversion, cash in an amount equal to the product of (i) the number of shares of Common Stock that the Company is unable to deliver pursuant to this Section 12, and (ii) the highest Closing Sale Price of the Common Stock during the period beginning on the date of the applicable Conversion Date and ending on the date the Company makes the applicable cash payment.

(13) REDEMPTIONS.

(a) Mechanics. The Company shall deliver the applicable Triggering Event Redemption Price to a Holders within three (3) Business Days after the Company’s receipt of such Holder’s Triggering Event Redemption Notice (the "Event of Default Redemption Date"). If a Holder has submitted a Change of Control Redemption Notice in accordance with Section 7(b), the Company shall deliver the applicable Change of Control Redemption Price to such Holder (i) concurrently with the consummation of such Change of Control if such notice is received prior to the consummation of such Change of Control and (ii) within three (3) Business Days after the Company’s receipt of such notice otherwise (such date, the "Change of Control Redemption Date"). The Company shall deliver the applicable Holder Optional Redemption Price to each Holder on the applicable Holder Optional Redemption Date. The Company shall deliver the applicable Company Optional Redemption Price to each Holder on the applicable Company Optional Redemption Date. The Company shall pay the applicable Redemption Price to the Holders in cash by wire transfer of immediately available funds pursuant to wire instructions provided by the holder in writing to the Company on the applicable due date. In the event that the Company does not pay a Redemption Price to a Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, a Holder shall have the option, in lieu of redemption, to require the Company to promptly return to such Holder any or all of the Series G Preferred Shares that were submitted for redemption by such Holder and for which the applicable Redemption Price has not been paid. Upon the Company’s receipt of such notice, (i) the applicable Redemption Notice of such Holder shall be null and void with respect to such Series G Preferred Shares and (ii) the Company shall immediately return any Series G Preferred Shares, or issue new Series G Stock Certificates to such Holder representing such Conversion Amount to be redeemed. A Holder’s delivery of a notice voiding a Redemption Notice and exercise of its rights following such notice shall not affect the Company’s obligations to make any payments of Late Charges which have accrued prior to the date of such notice with respect to the Conversion Amount subject to such notice.

(b) Redemption by Other Holders. Upon the Company’s receipt of notice from any Holder for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 6(b) or Section 7(b) or Section 9 (each, an "Other Redemption Notice"), the Company shall immediately, but no later than one (1) Business Day of its receipt thereof, forward to each Holder a copy of such notice. If the Company receives a Redemption Notice and one or more Other Redemption Notices, during the seven (7) Business Day period beginning on and including the date which is three (3) Business Days prior to the Company’s receipt of such Holder’s Redemption Notice and ending on and including the date which is three (3) Business Days after the Company’s receipt of a Holder’s Redemption Notice and the Company is unable to redeem all Stated Value, dividends, Late Charges and other amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven (7) Business Day period, then the Company shall redeem a pro rata amount from each Holder based on the Stated Value of the Series G Preferred Shares submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such seven (7) Business Day period.

(c) Insufficient Assets. If upon a Redemption Date, the assets of the Company are insufficient to pay the applicable Redemption Price, the Company shall (i) take all appropriate action reasonably within its means to maximize the assets available for paying the applicable Redemption Price, (ii) redeem out of all such assets available therefor on the applicable Redemption Date the maximum possible number of Series G Preferred Shares that it can redeem on such date pro rata among the Holders to be redeemed in proportion to the aggregate number of Series G Preferred Shares outstanding on the applicable Redemption Date and (iii) following the applicable Redemption Date, at any time and from time to time when additional assets of the Company become available to pay the balance of the applicable Redemption Price of the Series G Preferred Shares, the Company shall use such assets, at the end of the then current fiscal quarter, to pay the balance of such Redemption Price of the Series G Preferred Shares, or such portion thereof for which assets are then available, on the basis set forth above at the applicable Redemption Price, and such assets will not be used prior to the end of such fiscal quarter for any other purpose. Dividends on the Stated Value of the Series G Preferred Shares that have not been redeemed shall continue to accrue until such time as the Company redeems the Series G Preferred Shares. The Company shall pay to each Holder the applicable Redemption Price for each Series G Preferred Share without regard to the legal availability of funds unless expressly prohibited by applicable law or unless the payment of the applicable Redemption Price could reasonably be expected to result in personal liability to the directors of the Company.

(14) VOTING RIGHTS. Each Holder shall be entitled to the whole number of votes equal to the number of shares of Common Stock into which such Holder's Series G Preferred Shares would be convertible on the record date for the vote or consent of stockholders assuming a Conversion Price equal to $1.91 (subject to adjustment to the Common Stock on or after the Subscription Date for any stock split, stock dividend, stock combination, recapitalization or similar event) and solely for purposes of this Section 14, without giving effect to the provisions of Section 5(d)(i). Each Holder shall be entitled to receive the same prior notice of any stockholders' meeting as is provided to the holders of Common Stock in accordance with the bylaws of the Company, as well as prior notice of all stockholder actions to be taken by legally available means in lieu of a meeting, and shall vote as a class with the holders of Common Stock as if they were a single class of securities upon any matter submitted to a vote of stockholders, except those matters required by law or by the terms hereof to be submitted to a class vote of the Holders of Series G Preferred Shares, in which case the Holders of Series G Preferred Shares only shall vote as a separate class.

(15) NEGATIVE COVENANTS. After the date hereof and until all of the Series G Preferred Shares have been converted, redeemed or otherwise satisfied in full in accordance with their terms, the Company shall not, and the Company shall not permit any of its Subsidiaries, without the prior written consent of the Required Holders, to directly or indirectly:

(a) incur or guarantee, assume or suffer to exist any Indebtedness, other than Permitted Indebtedness;

(b) allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries (collectively, "Liens") other than Permitted Liens and as set forth on Schedule 3(yy)(i) of the Securities Purchase Agreement;

(c) redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness, whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, an event constituting, or that with the passage of time and without being cured would constitute, a Triggering Event has occurred and is continuing;

(d) redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness (including, without limitation Permitted Indebtedness) other than as set forth on Schedule 3(yy)(ii) of the Securities Purchase Agreement;

(e) other than with respect to the Series G Preferred Shares in accordance with the terms of the Certificate of Designations, redeem or repurchase its Equity Interest (except on a pro rata basis among all holders thereof);

(f) declare or pay any cash dividends or distribution on any Equity Interest of the Company or of its Subsidiaries (other than in connection with the TRNF Spin-Off);

(g) make, any change in the nature of its business as described in the Company’s most recent Annual Report filed on Form 10-K with the SEC or modify its corporate structure or purpose, except as contemplated by the TRNF Spin-Off;

(h) encumber, license or otherwise allow any Liens on any Intellectual Property, including, without limitation, any claims for damage by way of any past, present, or future infringement of any of the foregoing, in each case, other than Permitted Liens;

(i) except as contemplated by the TRNF Spin-Off, enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, license, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof;

(j) issue Series G Preferred Shares (other than as contemplated by the Securities Purchase Agreement), or issue any other securities that would cause a breach or default under this Certificate of Designations; or

(k) create (by reclassification or otherwise), or authorize the creation of, or issue or obligate itself to issue additional or other capital stock or securities exchangeable for or convertible or exercisable into capital stock whether such capital stock is Pari Passu Stock or ranks senior to the Series G Preferred Shares prior and in preference to the Series G Preferred Shares in respect of the preferences as to distributions, the payment of dividends and payments upon a Liquidation Event.

(16) AFFIRMATIVE COVENANTS. Until all of the Series G Preferred Shares have been converted, redeemed or otherwise satisfied in full in accordance with their terms, the Company shall, and the Company shall, except with respect to clause (vi) below, cause each Subsidiary to, unless otherwise agreed to by the Required Holders, directly and indirectly:

(a) maintain and preserve its existence, rights and privileges, and become or remain duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except in the case that any such failure to so maintain, preserve or comply has not had and is not reasonably likely to have, a Material Adverse Effect;

(b) maintain and preserve all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder, except in the case that any such failure to so maintain, preserve or comply has not had, and is not reasonably likely to have, a Material Adverse Effect;

(c) take all action necessary or advisable to maintain all of the Intellectual Property that is necessary or material to the conduct of its business in full force and effect;

(d) maintain insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated; and

(e) notify the Holders in writing whenever an Equity Conditions Failure occurs, and simultaneously with the delivery of such notice to the Holder, file a Current Report on Form 8-K with the SEC to state such fact.

(17) VOTE TO CHANGE THE TERMS OF OR ISSUE SERIES G PREFERRED SHARES. In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Certificate of Incorporation, the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders, voting together as a single class, shall be required before the Company may: (a) amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or bylaws, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of preferred stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series G Preferred Shares, regardless of whether any such action shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise; (b) increase or decrease (other than by conversion) the authorized number of shares of Series G Preferred Shares; or (c) amend or waive any provision of the Certificate of Designations with respect to the Series G Preferred Shares. Any amendment or waiver to this Certificate of Incorporation made in conformity with the provisions of this Section 17 shall be binding on all Holders. No such amendment or waiver shall be effective to the extent that it applies to less than all of the Holders.

(18) TRANSFER. Series G Preferred Shares and any shares of Common Stock issued upon conversion of the Series G Preferred Shares may be offered, sold, assigned or transferred by a Holder without the consent of the Company, subject only to the provisions of Section 2(h) of the Securities Purchase Agreement. Holders shall have the right to transfer and to exercise rights with respect to fractional Series G Preferred Shares and any redemptions of Series G Preferred Shares by the Company shall be made calculating the number of applicable Series G Preferred Shares to one thousandth of a Series G Preferred Share.

(19) EQUAL TREATMENT OF HOLDERS. No consideration shall be offered or paid to any of the Holders to amend or waive or modify any provision of the Series G Preferred Shares, unless the same consideration (other than the reimbursement of legal fees) is also offered to all of the Holders. This provision constitutes a separate right granted to each of the Holders by the Company and shall not in any way be construed as the Holders acting in concert or as a group with respect to the purchase, disposition or voting of securities or otherwise.

(20) GENERAL PROVISIONS.

(a) In addition to the above provisions with respect to Series G Preferred Shares, such Series G Preferred Shares shall be subject to and be entitled to the benefit of the provisions set forth in the Certificate of Incorporation of the Company with respect to preferred stock of the Company generally; provided, however, that in the event of any conflict between such provisions, the provisions set forth in this Certificate of Designations shall control.

(b) Any Series G Preferred Shares which are converted, repurchased or redeemed shall be automatically and immediately cancelled and shall not be reissued, sold or transferred.

(c) Whenever notice is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement.

(21) REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations and any of the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit a Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by such Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(22) CONSTRUCTION; HEADINGS. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all the Buyers and shall not be construed against any person as the drafter hereof. The headings of this Certificate of Designations are for convenience of reference and shall not form part of, or affect the interpretation of, this Certificate of Designations.

(23) FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(24) DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Closing Bid Price or the Closing Sale Price or the arithmetic calculation of the Conversion Rate, the Conversion Price or any Redemption Price, the Company shall instruct the Transfer Agent to issue to such Holder the number of shares of Common Stock that is not disputed and the Company shall submit the disputed determinations or arithmetic calculations within one (1) Business Day of receipt, or deemed receipt, of the Conversion Notice or Redemption Notice or other event giving rise to such dispute, as the case may be, to the applicable Holder. If a Holder and the Company are unable to agree upon such determination or calculation within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to such Holder, then the Company shall, within one (1) Business Day submit (a) the disputed determination of the Closing Bid Price or the Closing Sale Price to an independent, reputable investment bank selected by such Holder and approved by the Company, such approval not to be unreasonably withheld, conditioned or delayed, or (b) the disputed arithmetic calculation of the Conversion Rate, Conversion Price or any Redemption Price to an independent, outside accountant, selected by such Holder and approved by the Company, such approval not to be unreasonably withheld, conditioned or delayed. The Company, at the Company’s expense, shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the applicable Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

(25) NOTICES; PAYMENTS.

(a) Notices. Whenever notice is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Certificate of Designations, including in reasonable detail a description of such action and the reason therefore. Without limiting the generality of the foregoing, the Company shall give written notice to the Holder (i) immediately upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least ten (10) Business Days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividends or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Fundamental Transaction or Liquidation Event, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder.

(b) Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Certificate of Designations, such payment shall be made in lawful money of the United States of America via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and such Holder’s wire transfer instructions; provided, that a Holder may elect to receive a payment of cash by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Buyers, shall initially be as set forth on the Schedule of Buyers attached to the Securities Purchase Agreement). Whenever any amount expressed to be due by the terms of this Certificate of Designations is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day. Any amount of Stated Value or other amounts due under the Transaction Documents which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of eighteen percent (18.0%) per annum from the date such amount was due until the same is paid in full ("Late Charge").

(26) GOVERNING LAW; JURISDICTION; JURY TRIAL. This Certificate of Designations shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Certificate of Designations shall be governed by, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address set forth in Section 9(f) of the Securities Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Holders from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holders, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holders. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS CERTIFICATE OF DESIGNATIONS OR ANY TRANSACTION CONTEMPLATED HEREBY.

(27) LOST OR STOLEN CERTIFICATES. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Series G Preferred Stock Certificates representing the Series G Preferred Shares (if any), and, in the case of loss, theft or destruction, of any indemnification undertaking by such Holder to the Company in customary form (but without any obligation to post a surety or other bond) and, in the case of mutilation, upon surrender and cancellation of the Series G Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) representing the outstanding Stated Value; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if such Holder contemporaneously requests the Company to convert such Series G Preferred Shares into Common Stock.

(28) DISCLOSURE. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Certificate of Designations, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries, the Company shall contemporaneously with any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or its Subsidiaries, the Company so shall indicate to the Holders contemporaneously with delivery of such notice, and in the absence of any such indication, the Holders shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.

(29) SERIES G PREFERRED SHARE REGISTER. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holders), a register for the Series G Preferred Shares, in which the Company shall record the name and address of the persons in whose name the Series G Preferred Shares have been issued, as well as the name and address of each transferee. The Company may treat the Person in whose name any Series G Preferred Share is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

(30) STOCKHOLDER MATTERS. Any stockholder action, approval or consent required, desired or otherwise sought by the Company pursuant to the rules and regulations of the Principal Market, the DGCL, this Certificate of Designations or otherwise with respect to the issuance of the Series G Preferred Shares or the Common Stock issuable upon conversion thereof may be effected by written consent of the Company’s stockholders or at a duly called meeting of the Company’s stockholders, all in accordance with the applicable rules and regulations of the Principal Market and the DGCL. This provision is intended to comply with the applicable sections of the DGCL permitting stockholder action, approval and consent affected by written consent in lieu of a meeting.

(31) INDEPENDENT NATURE OF HOLDERS’ OBLIGATIONS AND RIGHTS. The rights and obligations of each Holder under any Transaction Document are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Holder pursuant hereto or thereto, shall be deemed to constitute such Holder as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Certificate of Designations or out of any other Transaction Documents, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.

(32) CERTAIN DEFINITIONS. For purposes of this Certificate of Designations, Preferences and Rights of Series G Preferred Shares of the Company (this “Certificate of Designations”) the following terms shall have the following meanings:

(a) “Affiliate” shall have the meaning ascribed to such term in Rule 405 of the Securities Act.

(b) “Attribution Parties” means, collectively, the following Persons: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Issuance Date, directly or indirectly managed or advised by such Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of such Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with such Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Common Stock would or could be aggregated with such Holder’s and the other Attribution Parties for purposes of Section 13(d) of the Exchange Act. For clarity, the purpose of the foregoing is to subject collectively such Holder and all other Attribution Parties to the Maximum Percentage.

(c) “Bloomberg” means Bloomberg Financial Markets.

(d) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(e) “Buyers” has the meaning ascribed to such term in the Securities Purchase Agreement.

(f) “Calendar Quarter” means each of: the period beginning on and including January 1 and ending on and including March 31; the period beginning on and including April 1 and ending on and including June 30; the period beginning on and including July 1 and ending on and including September 30; and the period beginning on and including October 1 and ending on and including December 31.

(g) “Change of Control” means any Fundamental Transaction other than (i) any reorganization, recapitalization or reclassification of the Common Stock in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are, in all material respect, the holders of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification or (ii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company.

(h) “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the Pink Open Market (f/k/a OTC Pink) published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the applicable Holder. If the Company and such Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 24. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

(i) “Common Shares” has the meaning ascribed to such term in the Securities Purchase Agreement.

(j) “Common Stock” means (i) the Company’s shares of Common Stock, par value $0.001 per share, and (ii) any share capital into which such Common Stock shall have been changed or any share capital resulting from a reorganization, recapitalization or reclassification of such Common Stock, excluding shares of Taronis Fuels, Inc. to be issued pursuant to the TRNF Spin-Off.

(k) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(l) “Conversion Shares” means shares of Common Stock issuable by the Company pursuant to the terms of this Certificate of Designations, including any related dividends and Late Charges so converted or redeemed.

(m) “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

(n) “Eligible Market” means the Principal Market, The New York Stock Exchange, The Nasdaq Global Market, The Nasdaq Global Select Market, or the NYSE American.

(o) “Equity Conditions” means each of the following conditions: (i) on each day during Equity Conditions Measuring Period, all Underlying Shares, including the shares of Common Stock issuable upon conversion of the Conversion Amount that is subject to the applicable Company Optional Redemption requiring the satisfaction of the Equity Conditions, issued or issuable without restrictive legends and eligible for immediate sale without restriction or limitation pursuant to pursuant to Rule 144 and Section 3(a)(9) of the Securities Act without the requirement to be in compliance with Rule 144(c)(1) and without the need for registration under any applicable federal or state securities laws; (ii) on each day during the Equity Conditions Measuring Period, the Common Stock is designated for quotation on the Principal Market or any other Eligible Market and shall not have been suspended from trading on such exchange or market nor shall delisting or suspension by such exchange or market been threatened (with delisting reasonably likely to occur after giving effect to all applicable notice, appeal, cure, compliance and hearing periods), commenced or pending either (A) in writing by such exchange or market or (B) by falling below the then effective minimum listing maintenance requirements of such exchange or market; (iii) during the Equity Conditions Measuring Period, the Company shall have delivered shares of Common Stock pursuant to the terms of this Certificate of Designations and shares of Common Stock upon exercise of the Warrants to the holders on a timely basis as set forth in Section 5(c) hereof and Section 1(a) of the Warrants; (iv) the shares of Common Stock issuable upon conversion of the Conversion Amount that is subject to the applicable Company Optional Redemption requiring the satisfaction of the Equity Conditions may be issued in full without violating Section 5(d) hereof and the rules or regulations of the Principal Market or any other applicable Eligible Market; (v) during the Equity Conditions Measuring Period, the Company shall not have failed to timely make any payments within five (5) Business Days of when such payment is due pursuant to any Transaction Document; (vi) during the Equity Conditions Measuring Period, there shall not have occurred either (A) the public announcement of a pending, proposed or intended Fundamental Transaction which has not been abandoned, terminated or consummated, (B) a Triggering Event or (C) an event that with the passage of time or giving of notice would constitute a Triggering Event; (vii) the Company shall have no knowledge of any fact that would cause any Underlying Shares, including the shares of Common Stock issuable upon conversion of the Conversion Amount that is subject to the applicable Company Optional Redemption requiring the satisfaction of the Equity Conditions, not to be eligible for immediate sale without restriction pursuant to Rule 144 and Section 3(a)(9) of the Securities Act without the requirement to be in compliance with Rule 144(c)(1); (viii) during the Equity Conditions Measuring Period, the Company otherwise shall have been in compliance with and shall not have breached any provision, covenant, representation or warranty of any Transaction Document in any respect; (ix) during the Equity Conditions Measuring Period, such Holder shall not be in possession of any unsolicited material, nonpublic information received from the Company, any Subsidiary or its respective agent or affiliates; (x) the shares of Common Stock issuable upon conversion of the Conversion Amount that is subject to the applicable Company Optional Redemption requiring the satisfaction of the Equity Conditions are duly authorized and listed and eligible for trading without restriction on an Eligible Market; and (xi) the average daily dollar trading volume of the Common Stock as reported by Bloomberg during the twenty (20) Trading Days immediately prior to the applicable date of determination shall be at least twenty percent (20%) of the Stated Value of the then outstanding Series G Preferred Shares.

(p) “Equity Conditions Failure” means that on any applicable date of determination, the Equity Conditions have not each been satisfied or waived in writing by such Holder; provided, however, that the Equity Condition set forth in clause (iv) of such definition is not waivable by any Holder.

(q) “Equity Conditions Measuring Period” means each day during the period beginning thirty (30) Trading Days immediately prior to the applicable date of determination and ending on and including the applicable date of determination.

(r) “Equity Interests” means (a) all shares of capital stock (whether denominated as common capital stock or preferred capital stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting and (b) all securities convertible into or exchangeable for any of the foregoing and all warrants, Options or other rights to purchase, subscribe for or otherwise acquire any of the foregoing, whether or not presently convertible, exchangeable or exercisable.

(s) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(t) “Fundamental Transaction” means (i) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, (a) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, or (b) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) to one or more Subject Entities, or (c) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (1) 50% of the outstanding shares of Common Stock, (2) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (3) such number of shares of Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Common Stock, or (d) consummate a share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby such Subject Entities, individually or in the aggregate, acquire, either (1) at least 50% of the outstanding shares of Common Stock, (2) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (3) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Common Stock, or (e) reorganize, recapitalize or reclassify its Common Stock, (ii) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (a) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock, (b) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock not held by all such Subject Entities as of the Subscription Date calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (c) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other stockholders of the Company to surrender their shares of Common Stock without approval of the stockholders of the Company or (iii) that the Company shall directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction. Notwithstanding anything to the contrary contained herein, the TRNF Spin-Off shall not constitute a Fundamental Transaction or a Change of Control.

(u) “GAAP” means United States generally accepted accounting principles, consistently applied.

(v) “Group” means a “group” as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder.

(w) “Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) “capital leases” in accordance with GAAP (other than trade payables entered into in the ordinary course of business consistent with past practice), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, deed of trust, lien, pledge, charge, security interest or other encumbrance of any nature whatsoever in or upon any property or assets (including accounts and contract rights) with respect to any asset or property owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

(x) “Intellectual Property” has the meaning ascribed to such term in the Securities Purchase Agreement.

(y) “Lead Investor” means Empery Asset Master Fund, Ltd.

(z) “Liquidation Event” means the voluntary or involuntary liquidation, dissolution or winding up of the Company or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Company and its Subsidiaries taken as a whole, in a single transaction or series of transactions, or adoption of any plan for the same.

(aa) “Material Adverse Effect” has the meaning ascribed to such term in the Securities Purchase Agreement.

(bb) “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(cc) “Permitted Indebtedness” means (i) trade payables incurred in the ordinary course of business consistent with past practice and (ii) Indebtedness secured by Permitted Liens described in clauses (iv) of the definition of Permitted Liens.

(dd) “Permitted Liens” means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens (A) upon or in any equipment acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such equipment or Indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, (v) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clause (iv) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, (vi) leases or subleases and licenses and sublicenses granted to others in the ordinary course of the Company’s business, not interfering in any material respect with the business of the Company and its Subsidiaries taken as a whole, (vii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods and (viii) Liens arising from judgments, decrees or attachments in circumstances not constituting a Triggering Event under Section 6(a)(ix).

(ee) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(ff) “Principal Market” means The Nasdaq Capital Market.

(gg) “Pro Rata Amount” means a fraction (i) the numerator of which is the number of Series G Preferred Shares held by the applicable Holder at the applicable time of determination and (ii) the denominator of which is the number of Series G Preferred Shares outstanding at the applicable time of determination.

(hh) “Redemption Dates” means, collectively, the Event of Default Redemption Dates, the Change of Control Redemption Dates, the Holder Optional Redemption Dates and the Company Optional Redemption Date, as applicable, each of the foregoing, individually, a Redemption Date.

(ii) “Redemption Notices” means, collectively, the Event of Default Redemption Notices, the Change of Control Redemption Notices, the Holder Optional Redemption Notices and the Company Optional Redemption Notice, each of the foregoing, individually, a Redemption Notice.

(jj) “Redemption Prices” means, collectively, the Event of Default Redemption Prices, the Change of Control Redemption Prices, the Holder Optional Redemption Prices and the Company Optional Redemption Price, each of the foregoing, individually, a Redemption Price.

(kk) “Required Holders” means the Holders representing at least a majority of the aggregate Series G Preferred Shares then outstanding and shall include the Lead Investor so long as the Lead Investor or any of its Affiliates is a Holder.

(ll) “SEC” means the United States Securities and Exchange Commission.

(mm) “Securities Act” means the Securities Act of 1933, as amended.

(nn) “Securities Purchase Agreement” means that certain securities purchase agreement dated as of the Subscription Date by and among the Company and the investors listed on the signature pages attached thereto pursuant to which the Company issued the Common Shares, Series G Preferred Shares and Warrants, as amended from time to time.

(oo) “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the principal securities exchange or securities market on which the Common Stock is then traded as in effect on the date of delivery of the applicable Conversion Notice.

(pp) “Stated Value” means $1,000 per Series G Preferred Share.

(qq) “Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

(rr) “Subscription Date” means November 13, 2019.

(ss) “Subsidiary” has the meaning ascribed to such term in the Securities Purchase Agreement.

(tt) “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock on such day, then on the principal securities exchange or securities market on which the Common Stock is then traded.

(uu) “Transaction Documents” has the meaning ascribed to such term in the Securities Purchase Agreement.

(vv) “TRNF Spin-Off” means the Company’s previously announced stock dividend to each holder of Common Stock of the Company of five (5) shares of common stock of Taronis Fuels, Inc. for each share of Common Stock of the Company held by stockholders of the Company from November 29, 2019 through and including the distribution date of such securities, currently contemplated to be December 5, 2019.

(ww) “Underlying Securities” means all Common Shares, all shares of Common Stock issued and issuable pursuant to the terms of this Certificate of Designations and upon exercise of the Warrants (in each case, without giving effect to any limitation on conversion or exercise set forth herein and in the Warrants).

(xx) “Warrants” has the meaning ascribed to such term in the Securities Purchase Agreement, and shall include all warrants issued in exchange therefor or replacement thereof.

* * * * *

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by Scott Mahoney, its Chief Executive Officer, as of the 13th day of November, 2019.

TARONIS TECHNOLOGIES, INC.

By:
Name: Scott Mahoney
Title: Chief Executive Officer

EXHIBIT I

TARONIS TECHNOLOGIES, INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of Series G Convertible Preferred Stock of Taronis Technologies, Inc. (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series G Convertible Preferred Stock, par value $0.001 per share (the “Series G Preferred Shares”), of Taronis Technologies, Inc., a Delaware corporation (the “Company”), indicated below into shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion: ________________________________________________________

Number of Series G Preferred Shares to be converted or number of Conversion Shares to be issued upon conversion:: _____________________________________________________________________

Stock certificate no(s). of Series G Preferred Shares to be converted:_________________

Tax ID Number (If applicable): ______________________________________________

Please confirm the following information: _____________________________________________

Conversion Price:_________________________________________________________

Conversion of Initial Unrestricted Amount: [  ]

Conversion of Other Unrestricted Amount: [  ]

If number of Series G Preferred Shares is provided above, number of shares of Common Stock to be issued: :_________________________________________________________

Percentage of conversion to constitute Initial Unrestricted Amount: _________________

Percentage of conversion to constitute Other Unrestricted Amount: _________________

Please issue the Common Stock into which the Series G Preferred Shares are being converted to the Holder, or for its benefit, as follows:

[  ] Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to:_________________________________________

_________________________________________

Address: _________________________________________

Telephone Number: ________________________________

Facsimile Number and Electronic Mail: ________________

[  ] Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant: _________________________________________

DTC Number: _________________________________________

Account Number: ________________________________

Authorization:________________________________

By:
Title:

Dated:

Account Number (if electronic book entry transfer):________________________________

Transaction Code Number (if electronic book entry transfer):_________________________

[NOTE TO HOLDER — THIS FORM MUST BE SENT CONCURRENTLY TO TRANSFER AGENT]

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs Corporate Stock Transfer, Inc. to issue the above indicated number of shares of Common Stock in accordance with the Irrevocable Transfer Agent Instructions dated November 15, 2019 from the Company and acknowledged and agreed to by Corporate Stock Transfer, Inc.

TARONIS TECHNOLOGIES, INC.

By:
Name:
Title: